UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2008

MURPHY OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8590	71-0361522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Peach Street P.O. Box 7000, El Dorado, Arkansas	71731-7000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 870-862-6411

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of directors or Principal Officers; Election of directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 3, 2008, the Executive Compensation Committee of the Board of Directors of Murphy Oil Corporation took the following actions in conjunction with the previously announced (August 6, 2008) retirement of the Company’s President and Chief Executive Officer, Claiborne P. Deming, effective December 31, 2008 and the election of David M. Wood as his successor, effective January 1, 2009:

•

In order to facilitate the transition of his duties to Mr. Wood, Mr. Deming will be a non-executive full time employee of the Company through June 30, 2009, during which time he will receive his regular salary. At the close of business on June 30, 2009, Mr. Deming will retire from employment with the Company; he will continue to serve on the Board of Directors and the Board’s Executive Committee and, effective January 1, 2009, he will chair the Executive Committee. Consistent with the Company’s long-standing support of education, the Board of Directors, on December 4, 2008, approved a $2,000,000 contribution to a major national university to endow a chair in Energy Policy in honor of Mr. Deming.

•

Effective with his promotion to President and Chief Executive Officer on January 1, 2009, David M. Wood’s salary is increased to $1,150,000 and his target bonus under the Company’s Annual Incentive Plan is increased to 125% of base salary. As part of his compensation package Mr. Wood is permitted twelve (12) personal trips per year in Company aircraft, limited to mainland North America.

•

Also effective January 1, 2009, the salary of Harvey Doerr, Executive Vice President, Worldwide Downstream Operations is increased to $750,000 and his target bonus under the Company’s Annual Incentive Plan is increased to 100% of base salary. As part of his compensation package Mr. Doerr is permitted six (6) personal trips per year in Company aircraft, limited to mainland North America.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY OIL CORPORATION

By:	/s/ John W. Eckart
John W. Eckart
Vice President & Controller

Date: December 9, 2008